SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                              DEL WEBB CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:  $125.00

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(4)  Date filed:

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
                              DEL WEBB CORPORATION

                                PHOENIX, ARIZONA

                        ------------------------------
                        ANNUAL MEETING OF SHAREHOLDERS
                        ------------------------------
                              NOVEMBER 14, 1996
                        ------------------------------
                          NOTICE AND PROXY STATEMENT
                        ------------------------------

                              DEL WEBB CORPORATION

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

                                NOVEMBER 14, 1996

                                   ----------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of DEL WEBB CORPORATION, a Delaware corporation (the "Company"), will be held at The Wigwam Resort, 300 Indian School Road, Litchfield Park, Arizona 85340, on Wednesday, November 14, 1996, at 9:00 a.m., Mountain Standard Time, for the purposes of:

     1. Electing three Class III Directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 1999 or until their successors have been duly elected and qualified;

     2. Ratifying the appointment of KPMG Peat Marwick LLP as the principal independent public accounting firm of the Company for the year ending June 30, 1997; and

     3. Transacting such other business as may properly come before the Annual Meeting.

   The Board of Directors has fixed the close of business on September 16, 1996 as the Record Date for Shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

   IN ORDER THAT ADEQUATE PREPARATIONS MAY BE MADE FOR THE ANNUAL MEETING, PLEASE MARK YOUR PROXY IF YOU WISH TO ATTEND. A MEETING ATTENDANCE CARD THEN WILL BE MAILED TO YOU PROMPTLY TO FACILITATE YOUR ATTENDANCE.

   WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY VOTING IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A LATER DATED PROXY.

                                On Behalf of the Board of Directors


                                         DONALD V. MICKUS
                                         Vice President,
                                     Secretary and Treasurer
Phoenix, Arizona
Dated: October 2, 1996

                              DEL WEBB CORPORATION

                             6001 NORTH 24TH STREET
                             PHOENIX, ARIZONA 85016
                                  602-808-8000

                             ----------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 14, 1996

                             ----------------------

SOLICITATION OF PROXY

   This Proxy Statement has been prepared in connection with the Board of Directors solicitation of the enclosed proxy for the 1996 Annual Meeting of Shareholders of Del Webb Corporation, a Delaware corporation (the "Company"), to be held on November 14, 1996, at 9:00 a.m., Mountain Standard Time, at The Wigwam Resort, 300 Indian School Road, Litchfield Park, Arizona 85340. The solicitation of the enclosed form of proxy is made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. The Proxy Statement has been furnished to the record holders of shares of common stock, $.001 par value, of the Company (the "Common Stock") at the close of business on September 16, 1996 (the "Record Date"). The accompanying Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy are being mailed on or about October 2, 1996 to holders of shares of Company Common Stock on the Record Date.

   The Annual Meeting is for the purposes of:

     1. Electing three Class III Directors or three-year terms expiring at the Annual Meeting of Shareholders to be held in 1999 or until their successors have been duly elected and qualified;

     2. Ratifying the appointment of KPMG Peat Marwick LLP as the principal independent public accounting firm of the Company for the year ending June 30, 1997; and

     3. Transacting such other business as may properly come before the Annual Meeting.

INFORMATION AS TO VOTING SECURITIES

   As of the Record Date, the outstanding securities of the Company entitled to a vote at the meeting consisted of 17,545,207 shares of Common Stock, each share being entitled to one vote. A majority of the outstanding shares entitled to vote shall constitute a quorum for the conduct of business.

ACTION TO BE TAKEN UNDER THE PROXIES

   A properly executed proxy in the enclosed form will be voted in accordance with the instructions thereon. If no instructions are given with respect to the matters to be acted on, the persons acting under the proxies will vote the shares represented thereby in favor of the election of the nominees for directors named herein; in favor of the appointment of KPMG Peat Marwick LLP as the principal independent public accounting firm of the Company for the year ending June 30, 1997; and at their discretion as to such other business as may come before the meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be brought before the meeting. If other proper matters or matters of which the Board is not aware a reasonable time prior to the meeting are introduced, then, to the extent permissible by law, the persons named in the enclosed proxy will vote the shares they represent in accordance with their judgment.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and those votes will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter.

   A shareholder executing and returning a proxy has the power to revoke it at any time prior to the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by voting in person at the meeting, or by submitting a later dated proxy.

   All shareholders with valid meeting attendance cards will be admitted to the Annual Meeting. Accordingly, if you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Shareholders also may obtain an attendance card by submitting a written request to the Secretary of the Company.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

   The Board has nominated the three directors named below to serve three-year terms as Class III Directors. The election of the nominees requires a plurality of the votes cast with a quorum present.

                        THE BOARD OF DIRECTORS RECOMMENDS
                A VOTE "FOR" ELECTION OF THE CLASS III DIRECTORS.

DIRECTORS AND NOMINEES

   The Board of Directors currently has ten members, three members in each of Classes I and III, and four members in Class II. At the Annual Meeting of Shareholders on November 14, 1996, directors in Class III will be elected to serve until the Annual Meeting of Shareholders in 1999, or until their successors are elected and qualified.

   It is not anticipated that any nominee for election as a director will become unable to accept nomination but, if such an event should occur, the person or persons acting under the proxies will vote for a substitute nominee designated by the Board of Directors or the remaining nominees if no substitute is nominated.

                              NOMINEES FOR ELECTION
                    FOR TERM EXPIRING AT 1999 ANNUAL MEETING
                                    CLASS III

   PHILIP J. DION, 51, has been the Company's Chairman of the Board and Chief Executive Officer since November 1987. Mr. Dion joined the Company in 1982 and held various positions in the Company until his appointment as Chairman of the Board and Chief Executive Officer.

   J. RUSSELL NELSON, 66, a director of the Company since 1983, was Dean of Business and Administration of the University of Colorado from 1989 until his retirement in 1992 and was President of Arizona State University from 1981 to 1989.

   PETER A. NELSON, 64, a director since 1984, was Senior Vice President of Marketing with McDonald's Corporation from 1984 until his retirement in 1990.

                              CONTINUING DIRECTORS
                    FOR TERM EXPIRING AT 1997 ANNUAL MEETING
                                     CLASS I

   ROBERT BENNETT, 71, a director since 1985, was Executive Vice President with Daiwa Securities America, Inc., an investment banking firm, from July 1995 until his retirement in June 1996, and was Senior Vice President of Daiwa Securities America, Inc. from January 1987 to July 1995.

   HUGH F. CULVERHOUSE, JR., 47, a director since 1990, has been a partner in the law firm of Hugh F. Culverhouse, P.A. and its predecessor firm since 1987.

   C. ANTHONY WAINWRIGHT, 63, a director of the Company since 1988, has been the Chairman of the advertising agency of Harris, Drury, Cohen, Inc. since May 1995. From 1989 until April 1995, Mr. Wainwright was the Vice Chairman of the advertising agency of Campbell-Mithun-Esty. Mr. Wainwright is a director of American Woodmark Co., Gibson Greeting Cards Co., and Specialty Retail Group, Inc.

                              CONTINUING DIRECTORS
                    FOR TERM EXPIRING AT 1998 ANNUAL MEETING
                                    CLASS II

   D. KENT ANDERSON, 55, a director of the Company since June 1994, has served as Executive Banking Officer of Compass Bank since April 1996. He served as Chairman of the Board and Chief Executive Officer of Post Oak Bank from November 1991 until April 1996. Mr. Anderson previously served as Chairman of the Board and held other executive positions with First Interstate Bank of Texas, N.A from 1988 to 1991. Mr. Anderson is also an advisory director of Compass Bank and a director of Sam Houston Race Track.

   KENNY C. GUINN, 60, a director of the Company since June 1994, served as interim President of the University of Nevada, Las Vegas from May 1994 to May 1995 and has served as Chairman of the Board of Southwest Gas Corporation since 1988 and as Chief Executive Officer of Southwest Gas Corporation from October 1988 to August 1993. Dr. Guinn previously served as Chairman of the Board of PriMerit Bank from 1987 until July 1996 and also served as Chief Executive Officer of PriMerit Bank from 1985 to 1992. Dr. Guinn is a director of Boyd Gaming Corporation and Oasis Residential, Inc.

   MICHAEL E. ROSSI, 52, a director of the Company since June 1994, has been Vice Chairman of BankAmerica Corporation since 1993. Mr. Rossi has held various positions with Bank of America NT&SA since 1989, including Vice Chairman from 1991 to 1993 and Executive Vice President from 1989 to 1991.

   SAM YELLEN, 65, a director of the Company since 1991, was a partner with KPMG Peat Marwick LLP from 1968 until his retirement in 1990. Mr. Yellen is a director of Beverly Funding Corporation, Wedbush Corporation, Downey Savings and Loan Association, Sunlaw Energy Corporation and LTC Properties, Inc.

MEETINGS OF THE BOARD OF DIRECTORS

   During the fiscal year ending June 30, 1996, the Board of Directors held six regular meetings and two special meetings. All members of the Board attended more than 75% of the meetings of the Board and the committees on which they serve.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors appoints an Audit Committee, Executive Committee, Finance Committee, Human Resources Committee, and Nominating Committee.

   Audit Committee. None of the members of the Audit Committee is an employee of the Company. The Audit Committee makes recommendations to the Board concerning the selection of independent auditors, reviews the scope and results of independent and internal audits, and monitors the sufficiency of internal auditing, accounting and financial controls. In addition, the Audit Committee monitors the Company's Code of Conduct, which is administered by the Company's Ethics Committee. The Audit Committee held three regular meetings during the year ended June 30, 1996.

   Executive Committee. The Executive Committee acts on Board matters that arise between meetings of the full Board of Directors. The Executive Committee held one special meeting during the year ended June 30, 1996.

   Finance Committee. The Finance Committee is responsible for oversight of all corporate financial matters including the following: the Company's capital structure; the Company's financial performance; management's expenditure limits; annual operating budgets; financial arrangements with respect to mergers and acquisitions of business units; the Company's dividend policy; policies of short-term investments; external relationships with bankers and other financial third parties; financial covenants; and insurance and bonding programs. The Finance Committee held four regular meetings during the year ended June 30, 1996.

   Human Resources Committee. The Human Resources Committee functions as the Company's compensation committee and is responsible for reviewing and approving the compensation of executives with a base pay in excess of $125,000, including such employee's participation in stock option and restricted stock plans and incentive plans. The Human Resources Committee also reviews the compensation, benefits (including executive perquisites), management development, organizational development, and affirmative action policies and programs of the Company. Certain employee benefit plans may be submitted by the Human Resources Committee to the Board for its approval, review, and final determination. The Human Resources Committee held four regular meetings during the year ended June 30, 1996.

   Nominating Committee. The Nominating Committee reviews and recommends changes in the size and composition of the Board of Directors and evaluates and recommends candidates for election to the Board of Directors and appointment to Board Committees. The Nominating Committee will consider proposals for nomination from shareholders that are made in writing to the Secretary, that are timely and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. The Nominating Committee held two meetings during the year ended June 30, 1996.

   The composition of each committee currently is as follows:

          AUDIT COMMITTEE                    EXECUTIVE COMMITTEE
          ---------------                    -------------------
          Sam Yellen*                        Peter A. Nelson*
          Hugh F. Culverhouse, Jr.           Philip J. Dion
          Michael E. Rossi                   Hugh F. Culverhouse, Jr.

          HUMAN RESOURCE COMMITTEE           FINANCE COMMITTEE
          ------------------------           -----------------
          Peter A. Nelson*                   J. Russell Nelson*
          Kenny C. Guinn                     D. Kent Anderson
          C. Anthony Wainwright              Robert Bennett

          NOMINATING COMMITTEE
          --------------------
          J. Russell Nelson*
          Robert Bennett
          C. Anthony Wainwright
          Sam Yellen
          Philip J. Dion, Ex-Officio

          ----------
          * Chairman

COMPENSATION OF DIRECTORS

   Directors who are not officers of the Company receive an annual retainer of $22,500 and a meeting fee of $1,000 for each meeting of the Board or a committee thereof. A director who serves as a committee chairman also receives an additional $2,000 annually. Directors who are not officers and who devote time to committee-related activities other than attendance at meetings may be paid a per diem fee equal to the meeting fee for such additional service.

   Nonemployee directors of the Company are eligible to participate in both the Del Webb Corporation Director Stock Plan and the Del Webb Corporation 1995
Director Stock Plan. These plans provide for the aggregate automatic annual grant of options for 2,000 shares of common stock to eligible nonemployee directors and provide the opportunity for nonemployee directors to defer all or a portion of their annual retainer into stock options and/or restricted stock. The automatic annual grants are made at the fair market value on the date of grant, November 20 of each calendar year. Each option granted under this feature will expire on the tenth anniversary of the date of grant. Participants are entitled to exercise one-third of the options on each of the first, second and third anniversaries of the date of grant.

   On or before December 31 of each year, each nonemployee director has the ability to elect to take any portion or all of his or her annual retainer for the fiscal year commencing on July 1 of the next calendar year in the form of stock options or restricted stock. The election is irrevocable for the period made. Each director may also elect to defer up to 100% of his or her annual retainer and meeting fees under the Del Webb Corporation Deferred Compensation Plan. Under this plan, the irrevocable deferral election must be made on or before December 15 each year in order to be in effect for the following calendar year.

                       REPORT OF HUMAN RESOURCES COMMITTEE
                            OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

   The executive compensation policies of the Company have been developed to further the Company's strategic mission of being a leader in the industries in which it participates and maximizing shareholder value. To meet these business objectives, the Company maintains a policy that the compensation of all executive officers should emphasize the relationship between pay and performance by including variable, at-risk compensation that depends upon the financial performance and the strategic positioning of the Company. To this end, the Company provides compensation levels necessary to attract and retain high-quality executives, to motivate key executives to achieve or exceed corporate financial and operational goals, and to contribute to the short- and long-term interests of shareholders.

   The Human Resources Committee (the "Committee") of the Board of Directors administers the Company's executive compensation program for executives with a base pay in excess of $125,000, evaluates the performance of corporate officers, and considers management succession and related matters. The Committee reviews with the Board all aspects of compensation for the Chief Executive Officer, Mr. Dion, and reviews in general the compensation of all other executives. The Committee currently is comprised of three independent, nonemployee directors.

   The Company's  executive  compensation  program consists of two key elements:
(1) an annual component,  which consists of base salary and an annual bonus; and
(2) a long-term component, which consists of grants of stock options and shares of restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of Mr. Dion, are described below.

                                ANNUAL COMPONENT

BASE SALARY

   The Committee reviews each executive's base salary. Base salaries for executive officers are determined by evaluating each individual's performance, experience, and level of responsibility in comparison to similar positions within the Company and in the homebuilding industry. In establishing salaries for fiscal

1996, the Committee considered each executive's contributions during the past fiscal year and the competitive market for equally qualified executives. In fiscal 1996, the Committee authorized increases in the base salaries of the executive officers listed in the Summary Compensation Table on page 12 other than Mr. Dion, in the range of less than 1% to 7.3%.

   Mr. Dion's base salary for the year ended June 30, 1996, was established under the terms of an Employment Agreement, which provides for a base salary of $500,000 and has been revised for fiscal 1997 and later periods. See "Compensation of Executive Officers -- Employment Agreements." Mr. Dion's base salary, which has remained unchanged since fiscal 1993, is between the 40th and 50th percentile of the base compensation of the chief executive officers of the nine homebuilding companies included in the Composite Index (the "Peer Group").

ANNUAL BONUS

   The Company's annual bonus awards are a significant component of executive compensation, reflecting the Company's belief that compensation should be linked to performance. Under the Company's annual Management Incentive Plan, annual bonuses paid to executives employed at corporate headquarters are based on the financial performance (consolidated net earnings) of the entire Company. Executives assigned to operations are evaluated upon both the financial performance (project cash flow and net earnings) of the operating community or division to which the executives are assigned and the financial performance of the entire Company. The Committee predetermines target annual bonuses for each executive, and for fiscal 1996 these target bonuses for the named executive officers, other than Mr. Dion, were set at 60% of the executive's annual base salary. In years in which the Company's financial performance (including cash flow and net earnings) exceeds target performance, an executive could earn an annual bonus of up to 200% of the target amount; however, in the years in which the Company's financial performance does not meet target performance, bonus payments can be reduced or eliminated. In fiscal 1996, annual bonuses paid to the four highest paid executives, other than Mr. Dion, represented 73% to 131% of their annual base salary.

   Mr. Dion received an annual bonus under the Del Webb Corporation 1995 Executive Incentive Plan (the "Management Incentive Plan") of $1,200,000, which together with his base salary, represented a 29% increase in Mr. Dion's aggregate cash compensation for fiscal 1996 over fiscal 1995. The Management Incentive Plan, which was designed so that awards could be tax-deductible for the Company under Section 162(m) of the Internal Revenue Code, was adopted by the Board of Directors and approved by the Company's shareholders in 1995.

   The Committee established three criteria at the beginning of fiscal year 1996 to use in evaluating Mr. Dion's performance under the Management Incentive Plan:
(i) after-tax earnings of the Company; (ii) the performance of the Company in housing revenue growth compared to the Peer Group; and (iii) the performance of the Company in unit closing growth compared to the Peer Group. Based upon these criteria, the maximum performance award that could have been made to Mr. Dion was $1,750,000. In setting the actual bonus award at $1,200,000, the Committee considered that fiscal year 1996 was the best year in the history of the Company in terms of sales, closings, and revenues, with total new home orders for fiscal 1996 29% above those for the previous year and total revenues 31% above those for the previous year. Acknowledging a one-time charge of $65 million pre-tax with respect to Sun City Palm Desert, the Committee viewed the charge as not being an operational issue limited to a single current year but as a longer-term circumstance rooted in the Southern California economic problems. The Committee also considered certain qualitative factors, such as Mr. Dion's vision and long-term focus on running the Company and Mr. Dion's efforts toward succession planning in light of his announced retirement plans.

                             LONG-TERM COMPENSATION

STOCK OPTIONS AND RESTRICTED STOCK

   Long-term compensation comprises a substantial portion of total executive compensation in order to retain executives, motivate them to improve the long-term value of the Company's stock, and to further the Company's objective of linking compensation to performance. Long-term incentive compensation includes both stock options and shares of restricted stock, which contain vesting and restriction periods that are conditioned upon the executive's continued employment. Consequently, the Company is able to maintain a cohesive management team and to focus management's attention on the long-term interests of the Company and the shareholders. When awarding long-term compensation, the Committee examines the executive's level of responsibility, prior compensation, previous long-term incentive awards, individual performance criteria, and industry practices relating to similar compensation. Stock options directly link executive rewards to the stock market's assessment of the Company's success, while restricted stock provides a strong retention device as well as an effective method for increasing executive stock ownership, thus encouraging a personal proprietary interest, close identification with the Company and an alignment of interests with those of the shareholders. All stock options granted during fiscal 1996 were granted at the prevailing market price at the time of grant with vesting over five years and will have value only if the price of the Company's Common Stock increases. All shares of restricted stock granted during fiscal 1996 have restrictions that lapse over five years. This incentive structure focuses management attention on maximizing shareholder wealth in the long term. Grants of stock options and restricted stock are made under various stock plans, each of which has been approved by the Company's Board of Directors and shareholders.

   Both restricted share awards and stock option grants were determined as a percentage of base salary, which varied with each executive's responsibilities and relative position within the Company. Restricted shares awarded in fiscal 1996 represented 50% to 75% of base salary for the named executives other than Mr. Dion. Mr. Dion's award of restricted stock represented approximately 125% of his base salary.

   Section 162(m) of the Internal Revenue Code generally disallows deductions to public companies for executive compensation in excess of $1 million to named executive officers. This deduction limitation does not apply to "performance-based" executive compensation. The Company's policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, except in circumstances where the Committee concludes on an informed basis, in good faith, and with the honest belief that it is in the best interest of the Company and the shareholders to take actions with regard to the payment of executive compensation which do not qualify for tax deductibility.

                            HUMAN RESOURCES COMMITTEE

                            Peter A. Nelson, Chairman
                                 Kenny C. Guinn
                              C. Anthony Wainwright

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth for the fiscal years ended June 30, 1996, 1995, and 1994, respectively, information concerning compensation of the persons named below for services in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                              --------------------
                                                              RESTRICTED
                                                                STOCK                 ALL OTHER
                                       ANNUAL COMPENSATION    AWARDS ($)   OPTIONS   COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR  SALARY ($)  BONUS ($)       (1)         (#)        ($)(2)
----------------------------   ----   ---------  ---------    ----------   -------   ------------
Philip J. Dion                 1996   $500,000   $1,200,000   $626,250     42,000    $8,356
 Chairman of the Board and     1995   $519,231   $  800,000   $401,575     35,000    $7,010
 Chief Executive Officer       1994   $500,000   $  600,000   $199,695     30,000    $6,738

Joseph F. Contadino            1996   $269,231   $  250,000   $135,688     15,000    $7,643
 Executive Vice President      1995   $265,769   $  200,000   $ 96,378     10,000    $6,531
 and President of Coventry
 Homes                         1994   $201,538   $  175,000   $ 39,939      7,500    $7,018

LeRoy C. Hanneman              1996   $190,385   $  250,000   $135,688     15,000    $6,984
 Executive Vice President      1995   $177,500   $  175,000   $ 96,378     10,000    $5,927
                               1994   $159,231   $  177,700   $ 39,939      7,500    $5,622

Frank D. Pankratz              1996   $241,154   $  175,000   $135,688     15,000    $5,260
 Senior Vice President and     1995   $239,808   $  140,000   $ 96,378     10,000    $5,751
 General Manager -- Sun City   1994   $225,000   $   50,000   $ 39,939      9,000    $5,055
 Summerlin and Sun City
 MacDonald Ranch

Charles T. Roach               1996   $181,154   $  191,500   $135,688     15,000    $6,759
 Senior Vice President and     1995   $177,500   $  165,000   $ 96,378     10,000    $5,656
 General Manager -- Sun City   1994   $159,231   $  178,000   $ 39,939      7,500    $5,622
 West and Sun City Grand

----------
(1) At June 30, 1996, aggregate restricted shareholdings in shares (and dollars) were 53,750 ($1,075,000) for Mr. Dion, 12,000 ($240,000) for Mr.
    Contadino,  12,000  ($240,000) for Mr. Hanneman,  12,000  ($240,000) for Mr.
    Pankratz and 12,000 ($240,000) for Mr. Roach. Dividends subsequent to the acceptance date of restricted stock awards are paid directly to the executives.
(2) Includes fiscal 1996 contributions by the Company to the retirement savings plan of $4,500, $4,725, $4,875, $3,595, and $4,650 for Messrs. Dion,
    Contadino, Hanneman, Pankratz, and Roach, respectively. This column also includes the portion of fiscal 1996 premium payments attributable to term coverage under the Key Executive Life Plans ("KELPs") in the amount of $3,856, $2,918, $2,109, $1,665, and $2,109, for Messrs. Dion, Contadino,
    Hanneman, Pankratz, and Roach, respectively. The KELPs are group life insurance plans implemented in May 1991 ("KELP I" for 73 key executives), April 1992 ("KELP II" for the same 73 key executives), and September 1995 ("KELP +" for 61 key executives). The Company pays the annual premiums on the policies; however, upon death or retirement, the aggregate of the annual premiums is repaid to the Company. The coverage amounts under KELP I are $1,338,226, $669,113, $669,113, $669,113, and $669,113, for Messrs. Dion,
    Contadino, Hanneman, Pankratz, and Roach, respectively. The coverage amounts under KELP II are $1,262,477, $631,238, $631,238, $631,238, and $631,238 for
    Messrs. Dion, Contadino, Hanneman, Pankratz, and Roach, respectively. The coverage amounts under KELP + are $1,000,000 for each of Messrs. Dion, Contadino, Hanneman, Pankratz, and Roach.

                                     OPTION GRANTS IN LAST FISCAL YEAR
                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------
                            NUMBER OF                                             POTENTIAL REALIZABLE VALUE
                           SECURITIES    % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                           UNDERLYING      OPTIONS                                  OF STOCK APPRECIATION
                            OPTIONS      GRANTED TO     EXERCISE                          OPTION TERM
                            GRANTED     EMPLOYEES IN     OR BASE     EXPIRATION   --------------------------
         NAME            (#/SHARES)(1)  FISCAL YEAR    PRICE ($/SH)     DATE        5% ($)           10% ($)
--------------------     -------------  ------------   ------------  ----------   ---------        ---------
Philip J. Dion ..........   42,000       11.40%         $20.875       11/8/05      551,383         1,397,314
Joseph F. Contadino......   15,000        4.07%         $20.875       11/8/05      196,923           499,041
LeRoy C. Hanneman  ......   15,000        4.07%         $20.875       11/8/05      196,923           499,041
Frank D. Pankratz  ......   15,000        4.07%         $20.875       11/8/05      196,923           499,041
Charles T. Roach  .......   15,000        4.07%         $20.875       11/8/05      196,923           499,041

----------

   (1) All options granted during fiscal 1996 vest equally over a five-year period commencing on the date of grant.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                  NUMBER OF                        VALUE OF
                                                  SECURITIES                     UNEXERCISED
                            SHARES                UNDERLYING                       IN-THE-
                           ACQUIRED              UNEXERCISED                        MONEY
                              ON       VALUE      OPTIONS AT                      OPTIONS AT
                           EXERCISE   REALIZED  JUNE 30, 1996                   JUNE 30, 1996
         NAME                (#)        ($)          (#)                             ($)
--------------------       --------   --------  -------------  --------------   --------------
Philip J. Dion ..........     0          0         399,600        Exercisable/    2,686,110
                                                                Unexercisable       158,732
Joseph F. Contadino .....     0          0          56,300        Exercisable/      245,061
                                                                Unexercisable        42,962
LeRoy C. Hanneman  ......     0          0          71,100        Exercisable/      353,023
                                                                Unexercisable        42,962
Frank D. Pankratz  ......     0          0          95,900        Exercisable/      562,510
                                                                Unexercisable        46,305
Charles T. Roach  .......     0          0          47,600        Exercisable/      119,998
                                                                Unexercisable        42,962

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

   The Company has two Supplemental Executive Retirement Plans ("SERPs"): "SERP I," effective January 1, 1986, and "SERP II," effective January 1, 1989. Under the SERPs, executive officers of the Company and its subsidiaries, as designated by the Company's Chief Executive Officer, or the Board in the case of the Chief Executive Officer, are eligible to receive benefits upon their retirement, death, disability, or termination of employment. Mr. Dion is a participant of SERP I and Messrs. Contadino, Hanneman, Pankratz, and Roach are participants of SERP II. Mr. Dion's full benefit under SERP I is payable, without actuarial reduction, at age 55. The full benefits of the participants of SERP II are payable at age 65. The following table sets forth estimated annual retirement benefits for participants of SERP I and SERP II, respectively, at a specified compensation level (based on the participant's highest average annual total of salary and bonuses during any five calendar years out of the seven consecutive calendar years of employment with the Company that will produce the highest amount, less certain offsets) and years of service classifications:

                            SERP I                        SERP II
    HIGHEST           YEARS OF SERVICE               YEARS OF SERVICE
    AVERAGE      -----------------------------    ----------------------------
 REMUNERATION       10             20 OR MORE        10            20 OR MORE
--------------   ---------        ------------    ---------       ------------
$  150,000     $  52,500          $  105,000      $  45,000       $    90,000
   250,000        87,500             175,000         75,000           150,000
   350,000       122,500             245,000        105,000           210,000
   450,000       157,500             315,000        135,000           270,000
   550,000       192,500             385,000        165,000           330,000
   650,000       227,500             455,000        195,000           390,000
   750,000       262,500             525,000        225,000           450,000
   850,000       297,500             595,000        255,000           510,000
   950,000       332,500             665,000        285,000           570,000
 1,050,000       367,500             735,000        315,000           630,000
 1,150,000       402,500             805,000        345,000           690,000
 1,250,000       437,500             875,000        375,000           750,000
 1,350,000       472,500             945,000        405,000           810,000
 1,450,000       507,500           1,015,000        435,000           870,000
 1,550,000       542,500           1,085,000        465,000           930,000
 1,650,000       577,500           1,155,000        495,000           990,000
 1,700,000       595,000           1,190,000        510,000         1,020,000

   Offsets not reflected in the above table include reductions for the equivalent of benefits received from employer contributions to the Retirement Savings Plan and certain predecessor or successor plans and 50% of the participant's maximum Social Security benefit at age 65. A participant becomes vested in retirement benefits pursuant to the SERPs at the rate of 10% per year in which the participant has been continuously employed with the Company since January 1, 1981 or their date of hire, whichever is later. In addition, Mr. Dion is credited with 1.5 years of service for each year of service with the Company after January 1, 1989. The estimated credited years of service for each of the individuals named in the Summary Compensation Table is as follows: under SERP I, Mr. Dion, 17.5 years; and under SERP II, Mr. Contadino, 5.5 years, Mr. Hanneman,
15.5 years, Mr. Pankratz, 9.5 years, and Mr. Roach, 15.2 years.

   Both SERPs contain a change of control provision that provides that if a participant is terminated within three years after a change in control, the participant would be fully vested, be credited with 20 years of service (or the number of years of service the participant would have as of his or her normal retirement date if less) and be deemed to be the greater of age 55 or the participant's actual age. Using these parameters, the benefit would be calculated, discounted back to the participant's actual age, and paid in an actuarial equivalent lump sum. Mr. Dion's benefit would not be discounted to his actual age but would be paid assuming he is 55 years of age.

   Both SERPs allow a participant or beneficiary to elect to receive a lump sum distribution of all or a portion of the participant's unpaid benefits, subject to a 10% penalty, following a change of control, participant's death, or termination of employment ("Accelerated Distribution"). The 10% penalty applicable to Accelerated Distributions does not apply to distributions to Mr. Dion if his employment is continued until age 55 or if his employment is terminated by the Company without "Cause"(as defined), or by Mr. Dion for "Good Reason" (as defined), before age 55.

   If Mr. Dion's employment is continued until he reaches age 55, the actuarial equivalent of his benefit will be paid in one lump sum within 30 days of his termination. The interest rate and mortality table used for purposes of determining the actuarial equivalent for the SERPs generally will be based on the tables and rates used by the Pension Benefit Guaranty Corporation. The only variation from the practice followed for the SERPs in general is that the interest rate used for Mr. Dion will be the average PBGC rate for the 36 months preceding the month in which the payments begin.

   If Mr. Dion's employment is terminated by the Company without Cause or by Mr. Dion for Good Reason before he reaches age 55, he will continue to earn benefits under SERP I until age 55, at which time his benefits will be paid in one lump sum.

EMPLOYMENT AGREEMENTS

   The Company has entered into a revised Employment and Consulting Agreement with Mr. Dion that provides for a minimum annual base salary of $500,000 and participation in any Company incentive compensation plan, pension or profit sharing plans, stock purchase plan or executive retirement plan. The new Agreement provides that Mr. Dion will continue to serve as the Company's Chief Executive Officer and Chairman of the Board until November 30, 1999, at which time his employment will be discontinued and he will become a consultant to the Company. Mr. Dion will receive $200,000 per year during this two-year consulting period.

   Under the new Employment Agreement, Mr. Dion is entitled to continued health insurance coverage following the termination of his employment if his employment is continued until November 30, 1999 or if his employment is terminated before then either by the Company without Cause or by Mr. Dion for Good Reason.

   If the Company terminates Mr. Dion's employment without Cause, or if Mr. Dion terminates his employment for Good Reason, prior to November 30, 1999, Mr. Dion will be entitled to receive his base salary, plus 16 2/3 % of his base salary in lieu of fringe benefits. He also shall be entitled to receive a bi-weekly incentive compensation payment based on his average incentive compensation during the five fiscal years prior to the fiscal year of termination. These payments will continue until November 30, 1999, at which point they will be replaced by the $200,000 annual consulting fee until November 30, 2001. If the termination occurs prior to November 30, 1999, Mr. Dion also will receive certain fringe benefits. In addition, all options and restricted stock previously granted will become immediately exercisable and free of all restrictions. If the termination occurs during the two-year consulting period, Mr. Dion will receive his consulting fees and certain expense reimbursements for the balance of the consulting period.

   If, within 24 months after a "Change in Control" (as defined) of the Company, Mr. Dion terminates his employment with the Company for Good Reason, or if the Company terminates his employment without Cause, he shall be entitled to special severance benefits in lieu of the salary, fringe benefit and incentive compensation severance benefit described above. The special severance benefits, will equal the sum of (i) three times his base salary as it may be increased from time to time, (ii) three times his average incentive compensation for the five-year period preceding the year of termination, and (iii) three times the imputed value of his fringe benefits. Mr. Dion also will be entitled to be reimbursed for any excise taxes imposed upon his change of control payments as well as any excise, income, or employment taxes imposed on these reimbursements and the other benefits described above.

   As of the date hereof, in addition to the change of control provisions contained in Mr. Dion's employment agreement with the Company, the Company has change of control agreements with 15 other key officers of the Company, including Messrs. Contadino, Hanneman, Pankratz, and Roach. Such change of control agreements provide that, upon the termination of the officer's employment by the Company in connection with a "Change of Control" (as defined) of the Company, the officer, based upon position, will receive a lump sum payment equal to (i) one and one-half or two times the annual base salary in effect at any time during the 12 months prior to termination, and
(ii) the greater of all bonuses paid during the 12 months prior to termination or 30 to 40% of the termination salary, and (iii) 20% of the termination salary in lieu of fringe benefits. In addition, all options and restricted stock previously granted will become immediately exercisable and free of all restrictions.

                                PERFORMANCE GRAPH

   The following graph compares the five-year cumulative total return on the Company's Common Stock to total returns on the Standard & Poor's 500 Stock Index and a composite index of peer group corporations in the homebuilding industry (the "Composite Index").

   The Composite Index of peer group corporations includes Centex Corporation; Continental Homes Holding Corp.; Hovnanian Enterprises, Inc.; Kaufman & Broad Home Corporation; Lennar Corporation; Pulte Corporation; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc. The Composite Index is consistent with the peer group corporations used in the Company's 1995 Proxy Statement.

   The graph assumes that the value of the investment in Del Webb Corporation Common Stock, the S&P 500 Index, and the peer group companies each was $100 on June 30, 1991, and that all dividends were reinvested. The peer group is weighted by market capitalization.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG DEL WEBB CORPORATION, THE S & P 500 INDEX AND A PEER GROUP


                         6/91      6/92      6/93      6/94      6/95      6/96
                         ----      ----      ----      ----      ----      ----

DEL WEBB CORPORATION     $100      $172      $138      $147      $220      $191
PEER GROUP               $100      $119      $166      $139      $151      $162
S & P 500                $100      $113      $129      $131      $165      $208


* $100 INVESTED ON 06/30/91 IN STOCK OR INDEX. INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

                             PRINCIPAL SHAREHOLDERS

   To the best of the Company's knowledge, the following are beneficial owners of more than 5% of any of the Company's Common Stock:

                                               AMOUNT AND
                                               NATURE OF
            NAME AND ADDRESS                   BENEFICIAL          PERCENTAGE
          OF BENEFICIAL OWNER                  OWNERSHIP           OF CLASS
         ------------------------             ------------         ----------
         Travelers Group Inc.(1)                2,931,836            16.71%
         388 Greenwich Street
         New York, NY 10013

         Newberger & Berman(2)                    933,100             5.32%
         605 Third Avenue
         New York, NY
         10158-3698
----------
(1) Based on Amendment No. 2 to Schedule 13G filed by Travelers Group Inc., dated January 23, 1996, on behalf of itself and affiliated entities. Travelers and its affiliates has shared voting and investment power with respect to all such shares.
(2) As of August 30, 1996.

   The Company makes no representations as to the accuracy or completeness of the information reported.

                    SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

   The following table sets forth, as of September 9, 1996, certain information regarding beneficial ownership of the Company's Common Stock by each director, the Company's five most highly compensated executive officers, and the directors and executive officers of the Company as a group.

                                            AMOUNT OF                PERCENT
        BENEFICIAL OWNER              BENEFICIAL OWNERSHIP(1)        OF CLASS
----------------------------------    -----------------------        --------
D. Kent Anderson                              1,985                     *
Robert Bennett                                5,001                     *
Joseph F. Contadino                          65,748                     *
Hugh F. Culverhouse, Jr.                     13,595                     *
Philip J. Dion                              521,316(2)                 2.9%
Kenny C. Guinn                                2,334                     *
LeRoy C. Hanneman                            84,132                     *
J. Russell Nelson                             3,483                     *
Peter A. Nelson                              13,001                     *
Frank D. Pankratz                           118,155                     *
Charles T. Roach                             57,385                     *
Michael E. Rossi                                334                     *
C. Anthony Wainwright                         3,817                     *
Sam Yellen                                   12,245                     *
Directors and executive officers as
  a group (26 persons)                    1,572,448                    8.5%

----------
  * Less than 1% of the issued and outstanding shares of Common Stock of the Company.
(1) Lists voting securities, including restricted stock held by directors and officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting power and investment power over the shares reported, except as noted. This column also includes the following shares that may be acquired pursuant to options exercisable within 60 days: 2,001 shares for Mr. Bennett; 40,967 shares for Mr. Contadino; 8,595 shares for Mr. Culverhouse; 166,982 shares for Mr. Dion; 55,767 shares for Mr. Hanneman; 3,383 shares for Dr. J. R. Nelson; 3,001 shares for Mr. P. Nelson; 80,567 shares for Mr. Pankratz; 32,267 shares for Mr. Roach; 3,001 shares for Mr. Wainwright; 11,245 shares for Mr. Yellen; and 1,037,116 shares for directors and executive officers as a group.
(2) Includes 9,250 shares held in a trust for the benefit of Mr. Dion's children.

                                   PROPOSAL 2
                         RATIFICATION OF APPOINTMENT OF
                  PRINCIPAL INDEPENDENT PUBLIC ACCOUNTING FIRM
                        FOR THE YEAR ENDING JUNE 30, 1997

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year ending June 30, 1997, subject to ratification by shareholders.

   A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

                        THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE "FOR" APPROVAL OF PROPOSAL 2.

                              CERTAIN TRANSACTIONS

   Mr. Rossi, a director of the Company, is Vice Chairman of BankAmerica Corporation. The Company has various credit agreements with Bank of America, a related entity, pursuant to which the Company made payments of $5,863,584 in interest and fees during fiscal 1996.

                                  OTHER MATTERS

   The proxies are being solicited by order of the Board of Directors of the Company, and the cost of such solicitation will be borne by the Company. Directors, officers or employees of the Company may solicit proxies by telephone or in person without additional compensation. Arrangements may be made with brokerage firms and nominees to mail proxy material to beneficial owners, and the Company may reimburse brokers for their expenses and postage on the scale established by the New York Stock Exchange. The Company has arranged for Georgeson & Company, Inc. to assist in the solicitation of proxies, at an anticipated cost of approximately $6,500 plus reasonable out-of-pocket expenses.

   The Company's Annual Report for the fiscal year ended June 30, 1996, which includes financial statements, is being mailed concurrently to all shareholders of record as of September 16, 1996. It is not to be regarded as proxy soliciting material.

                              SHAREHOLDER PROPOSALS

   Shareholder proposals for the 1997 Annual Meeting must be received at the principal executive offices of the Company, 6001 North 24th Street, Phoenix, Arizona 85016, not later than May 27, 1997, to be considered for inclusion in the 1997 Proxy Statement.

   Shareholders are urged to mark, sign, date, and mail the proxy in the enclosed envelope, postage for which has been provided. Your prompt response will be appreciated.



                                         DONALD V. MICKUS
                                    Vice President, Secretary
                                          and Treasurer


Dated: October 2, 1996

                              DEL WEBB CORPORATION
               Annual Meeting of Shareholders - November 14, 1996
           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Philip J. Dion, Robertson C. Jones and Donald V. Mickus, jointly and severally, proxies with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Del Webb Corporation held of record by the undersigned on September 16, 1996, at the Annual Meeting of Shareholders to be held on November 14, 1996, and any adjournments thereof.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW

1. ELECTION OF THREE DIRECTORS TO CLASS III OF THE BOARD OF DIRECTORS (Check one box only):

         / / FOR all nominees listed below (except as marked to the contrary below):

         / /      WITHHOLD authority to vote for all nominees listed below

Philip J. Dion                J. Russell Nelson                  Peter A. Nelson

(INSTRUCTIONS:         To withhold authority to vote for any individual nominee,
check the "FOR all nominees" box above and write that nominee's name in the space provided below.)

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2.       PROPOSAL TO APPROVE  THE  APPOINTMENT  OF KPMG PEAT  MARWICK LLP AS THE
         PRINCIPAL INDEPENDENT PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING JUNE 30, 1997:

/ /      FOR                 / /      AGAINST                 / /      ABSTAIN

3. In the proxies' discretion on such other matters as may properly come before the meeting on any adjournments thereof.

                     PLEASE SIGN AND DATE THE REVERSE SIDE.

                                      PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                      DATED______________________, 1996

                                      ---------------------------------
                                                    (Sign Here)

                                      ---------------------------------
                                         (Sign Here, if Held Jointly)

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporate name by president or other authorized officer. If in a partnership, sign in partnership name by authorized person.

/ / PLEASE CHECK IF YOU PLAN TO ATTEND THE SHAREHOLDER MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.